EXHIBIT 99.1

Mario Concha Appointed to Board of Directors of Applied Minerals, Inc.

Former President of the Chemical Division of Georgia Pacific Brings Industry Knowledge and Management Expertise

NEW YORK -- September 12, 2013 -- Applied Minerals, Inc., (the “Company”, “Applied Minerals”) (OTCQB & OTCBB: AMNL), a leading global producer of halloysite clay and high-grade iron oxide, is pleased to announce the appointment of Mario Concha, former president of the Chemical Division of Georgia Pacific, Inc., to its Board of Directors.  The appointment of Mr. Concha expands the board to five directors and the number of independent directors to three.

Since 2005 Mr. Concha has been the President of Mario Concha & Associates, LLC, a firm providing consulting services to senior executives and members of boards of directors in the chemicals and plastics industries.  He has served as a Director for The Plaza Group, a $200 million specialty chemical marketer, Arclin Ltd., an $800 million manufacturer of specialty resins, and Auro Resources Corporation, a minerals exploration company with holdings in Colombia’s gold region.  Additionally he’s provided consulting services to Georgia Pacific Corporation and Ontario Teachers’ Pension Plan.

Mr. Concha served as the President of the Chemical Division of Georgia Pacific Corporation from 1998 until 2005 where he was responsible for a division with annual revenues of $950 million, 1,300 employees, and 17 plants located in the U.S. and six operating locations abroad.  From 1992 until 1998 he served as President of the International Division of GS Industries, a manufacturer of specialty steel.  As President of the International Division, Mr. Concha was responsible for the management of an operation that generated $425 million in annual revenues, had facilities located in Canada, Latin America, Europe and the Far East, and employed 2,000 people.  Mr. Concha partook in the formation of GS Industries through a leveraged buyout of Armco’s Worldwide Grinding Systems Division.

From 1985 until 1992 Mr. Concha served as a Vice President for Occidental Chemical Corporation (“Oxy-Chem”), where he focused on the turnaround of the company’s international business.  While at Oxy-Chem he grew annual revenues from $250 million to $1 billion, increased profitability and cash flow, reduced debt and established a number of joint ventures in Latin America, Europe and the Far East.  From 1964 until 1985 Mr. Concha served in a number of senior management positions at Union Carbide.  His last position there was as Business Director for a $100 million specialty polyethylene business.  Mr. Concha graduated from Cornell University with a B.S. in Chemical Engineering.

“We are very pleased to welcome Mario to the Applied Minerals Board,” said John F. Levy, Chairman of the Board. “Mario not only has deep experience in the chemical business but also has proven success as a senior executive.  His significant industry knowledge and management expertise will be very valuable to the Board and the Company.”

“I am excited to join the board of a company with such great potential and one that has assembled such a talented team of professionals,” said Mario Concha.  “I look forward to working with the Company as it commercializes its unique line of products.”

About Applied Minerals
Applied Minerals is the leading producer of halloysite clay solutions from its wholly-owned Dragon Mine property in Utah.  Halloysite is aluminosilicate clay that forms naturally occurring nanotubes.   In addition to serving the traditional halloysite markets for use in technical ceramics and catalytic applications, the Company has developed niche applications that benefit from the tubular morphology of its halloysite.  These applications include carriers of active ingredients in paints, coatings and building materials, environmental remediation, agricultural applications and high-performance additives & fillers for plastic composites.   Additional information on the company can be found on our company website at www.appliedminerals.com.

Applied Minerals’ wholly-owned Dragon Mine also contains a high-grade iron oxide resource consisting of Goethite and Hematite. Combining ultra-high purity and consistent quality, the inherent properties of iron oxide from the Dragon Mine allow for a wide range of end uses in pigment and technical applications.

# # #

Safe harbor statements under the Private Securities Litigation Reform Act of 1995 for Applied Minerals, Inc.: Some statements contained or implied in this news release may be considered forward-looking statements, which by their nature are uncertain. Consequently, actual results could materially differ. For more detailed information concerning how risks and uncertainties could affect the Company's financial results, please refer to Applied Minerals’ most recent filings with the SEC. The Company assumes no obligation to update any forward-looking information.

Investor Relations Contact:
Jordan M. Darrow
Darrow Associates
631-367-1866
jdarrow@darrowir.com